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INTUIT INC.

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Intuit Inc., a Delaware corporation (“Intuit”), is filing the letter and attached press release and exhibits in this Schedule 14A with the Securities and Exchange Commission on October 24, 2002 in connection with the solicitation of proxies for the Intuit Annual Meeting of Stockholders to be held on December 12, 2002. The letter, together with the August 14, 2002 press release and exhibits to the press release attached thereto, is being mailed to certain Intuit stockholders on October 24, 2002.

Dear Intuit Stockholder:

Fiscal 2002 was an exciting and successful year for Intuit.

The company’s stock price was up 28% while, in the same period, the NASDAQ 100 dropped 45% and the S&P 500 declined 25%.

Why did Intuit’s stock price rise so much in such a challenging environment?

I believe it’s because investors recognized that we are executing a winning strategy that has produced a solid track record — a record of stronger revenue and profit growth. Let me be specific:

Fact:	Revenue growth in FY02 was 18% and is projected to be 25-33% in FY03.
Fact:	Pro forma operating profit growth in FY02 was 50% and is projected to be 42-51% in FY03.

Another IMPORTANT Fact: We have listened and heard your concerns about option dilution. I want you to know that we carefully balance the objective of motivating a high-performance organization with the desire to minimize dilution. Here are a few examples of how we actively manage our employee option program:

•	We reduced our annual net grant rate from 5% to 3.2% of shares outstanding in FY 02 — a significant reduction.

•	We committed to making certain that, in FY03, net grants from all employee option plans combined do not exceed 3.5%.

•	In line with our commitment, we’ve limited our request for additional share reserves for the plan to 2.3% of common stock outstanding.

•	We use stock options as a tool to motivate and reward our best talent at all levels and think that the broad distribution of options is an integral part of our success at driving stronger performance. On average over the last 4 years, more than 75% of our grants have gone to employees below the vice president level.

•	In fiscal 2002, the shares we repurchased more than offset the future dilution of net options granted when they’re exercised.

•	One more point: although we have granted fewer stock options on an annual basis, overall dilution reflects the impact of Intuit’s historical overhang and remains high. We will continue to see progress in lowering our overall dilution as options are exercised over time.

A key contributor to Intuit’s outstanding performance was, and is, our employees — talented men and women whose drive, initiative, and dedication have turned innovative strategies into bottom-line results for you.

In order to attract top-flight people, and retain them, we must offer a highly competitive compensation package, including stock options. We believe that stock options are essential to driving strong, sustainable performance.

That’s why I want to ask you for your vote in favor of placing 4,850,000 additional shares (2.3%) in the Intuit Inc. 2002 Equity Incentive Plan.

Your affirmative vote will help Intuit continue to build a high-performance organization, consistently deliver great offerings to our customers and drive performance improvements for investors.

Sincerely,

/s/ STEVE BENNETT

Steve Bennett
President & CEO
Intuit Inc.

Contacts:	Investors	Media
	Linda Fellows, Treasurer	Heather McLellan
	Intuit Inc.	Intuit Inc.
	(650) 944-5436	(650) 944-3501
	or	or
	Greg Santora, CFO	Jennifer Fellner
	Intuit Inc.	Access PR for Intuit
	(650) 944-3054	(415) 844-6275

FOR IMMEDIATE RELEASE

INTUIT REPORTS FISCAL 2002 REVENUE GROWTH OF 18 PERCENT
GAAP Net Income of $140 Million Increases Significantly from Prior Year

MOUNTAIN VIEW, Calif. — August 14, 2002 — Intuit Inc. (NASDAQ: INTU) today announced the financial results for its fourth fiscal quarter and full year ended July 31, 2002.

Fiscal 2002 Financial Results

     “Intuit had another great year, delivering strong revenue and profit growth,” said Steve Bennett, Intuit’s president and chief executive officer. “Three key fundamentals are driving Intuit’s success. We’ve chosen the businesses we’re in very deliberately — businesses in which we have a strategic and durable advantage. We’ve taken a fresh look at our served markets to uncover significant unmet customer needs. And by applying strategic and operational rigor, we’re building a track record of solid execution to better capitalize on our many opportunities.” Highlights from fiscal 2002 include:

•	Revenue of $1.36 billion was up 18 percent over fiscal 2001, driven by strong performance in Intuit’s largest businesses — small business and tax.

•	GAAP net income of $140.2 million was up $223.0 million from a loss of $82.8 million in fiscal 2001. This year’s GAAP results reflect stronger revenue growth and profitability. They also reflected $82.5 million less in losses related to marketable securities and $66.6 million less in acquisition-related charges than in fiscal 2001.

•	GAAP EPS of $0.64 increased $1.04 from a loss of $0.40 in fiscal 2001.

     In addition to GAAP results, Intuit continues to report pro forma performance to provide investors with an alternative method for assessing ongoing core operating results.

•	Pro forma net income of $211.3 million increased 30 percent from the year-ago period.

•	Pro forma EPS of $0.97 was up 29 percent.

     Intuit’s pro forma information, shown in Tables B1 and B2, is presented using the same consistent standards from quarter to quarter and year to year. Pro forma information is presented for informational purposes only. Pro forma operating income excludes acquisition-related charges, such as amortization of goodwill and intangibles and impairment charges, and amortization of purchased software and purchased research and development. Pro forma net income and earnings per share exclude discontinued operations, gains and losses on marketable securities, gains and losses on divestitures and the tax effects of these transactions. The notes to Tables B1 and B2 describe the specific items excluded from pro forma results and the impact of those exclusions. Because there are no industry standards for presenting pro forma results, the method Intuit uses may differ from the methods used by other companies.

Impact of the Sale of Quicken Loans

     Intuit sold its Quicken Loans mortgage business in July 2002 as part of Intuit’s strategy to realign its portfolio to focus on businesses in which it has a sustainable and durable advantage. Quicken Loans is being treated as a discontinued operation for accounting purposes, and as a result, the financial results for Quicken Loans — reflecting all income and expenses and totaling $47.1 million — have been segregated into a separate line item in the GAAP results rather than reflected in Intuit’s operating results. The $23.3 million gain on the sale is also shown on a separate line in GAAP results.

Fourth-Quarter Financial Results

     Intuit also posted strong results for the fourth quarter of fiscal 2002:

•	Revenue of $197.2 million was up 31 percent over $150.3 million for the year-ago quarter, driven primarily by strong growth in QuickBooks and Canada.

•	On a GAAP basis, Intuit reported a net loss for the quarter of $31.8 million, or a loss of $0.15 per share. Intuit typically reports a loss in its fourth quarter when revenue from tax preparation businesses is minimal, but operating expenses to develop new products and services continue at relatively consistent levels. In the year-ago quarter, Intuit reported a net loss of $61.3 million, or a loss of $0.29 per share. The smaller loss in fiscal 2002 was due to the strength in Intuit’s business as well as the gain on the sale of Quicken Loans.

•	On a pro forma basis, Intuit reported a net loss of $19.9 million versus a loss of $29.1 million in the prior-year quarter.

•	Pro forma EPS was a loss of $0.09 versus a loss of $0.14 in the year-ago period.

Fiscal 2002 Business Highlights

     Intuit’s two largest growth engines — small business and tax — drove strong performance in fiscal 2002. In small business, Intuit saw solid initial results of executing its “Right for My Business Strategy” to serve larger and more complex small businesses, provide industry-specific business management solutions and solutions that go beyond accounting:

•	QuickBooks-related revenue of $251 million in fiscal 2002 was up 16 percent in the year.

•	The four new QuickBooks offerings — QuickBooks Accountants edition, QuickBooks Enterprise Business Solutions, QuickBooks Point of Sale and QuickBooks Premier — accounted for approximately 5.5 percent of the unit mix and more than 12 percent of the revenue mix.

•	Intuit said it expects QuickBooks-related revenue to grow 20-30 percent in fiscal 2003.

•	The QuickBooks-branded payroll offerings — Basic and Deluxe — had combined revenue of $108 million, up 39 percent.

     Intuit had record results in its tax businesses in fiscal 2002:

•	Consumer tax revenue of $351 million was up 29 percent over fiscal 2001.

•	Professional tax revenue of $222 million was up 25 percent over fiscal 2001, driven primarily by the acquisition of TAASC in April 2001.

Intuit’s Canada business also had an outstanding year, with revenue of $44.6 million up 29 percent from the prior year.

Other Business Updates

     Three of Intuit’s smaller businesses — Quicken-related businesses, Premier payroll and Japan — under-performed in fiscal 2002. Although Quicken remains the clear leader in personal finance software, this is a mature category that doesn’t offer significant room for growth in unit sales. However, Intuit sees opportunity to grow Quicken-related services, which had revenue of $37 million, up nearly 50 percent in fiscal 2002. Its newest service, Quicken Brokerage powered by Siebert, will launch in the next several weeks.

     Intuit’s Premier payroll service, which represented about 3 percent of Intuit’s revenue, had flat year-over-year revenue. Premier is a back-end, private label payroll product. Although there is not a short-term solution to improve the performance of Premier, Intuit is confident it will not adversely affect the company’s long-term performance.

     Intuit’s Japanese business, which also represented about 3 percent of Intuit’s revenue, had a 12 percent year-over-year decrease in revenue due to weak market conditions. The business gained market share in Japan and was more profitable in fiscal 2002 as Intuit discontinued its QuickBooks Japan product. Intuit is working on several alternatives to improve performance in this business, but continues to see revenue growth as a near-term challenge.

Forward-Looking Guidance Raised for Fiscal 2003

     “Fiscal 2002 was a great year for Intuit, and we expect even stronger performance in fiscal 2003,” said Bennett.

     Intuit raised its guidance for fiscal 2003, to reflect its proposed acquisition of Blue Ocean Software, Inc., which was announced separately today. New guidance is:

•	Revenue of $1.70-$1.80 billion, or growth of 25-33 percent.

•	Pro forma operating income of $400-$425 million, or growth of 42-50 percent.

•	Pro forma EPS of $1.30-$1.36, or growth of 34-40 percent.

     The accompanying fact sheet has more details on Intuit’s historical performance and financial projections. The company’s policy is to not confirm, update or otherwise comment on its financial projections except in compliance with Regulation FD.

Intuit CEO and CFO Certify Past SEC Filings

     Intuit announced that Steve Bennett and Greg Santora, senior vice president and chief financial officer, submitted to the Securities and Exchange Commission statements under oath certifying the company’s fiscal 2001 Form 10-K and subsequent SEC filings. These statements were filed pursuant to the SEC’s Order Number 4-460. While the order does not require a certification covering Intuit’s filings from fiscal 2001, Bennett and Santora each voluntarily signed a statement covering them. They also will certify Intuit’s 10-K for fiscal 2002 when it is filed with the SEC before October 29, as required by the order.

Santora to Retire as CFO

     Intuit also announced that Greg Santora has decided to retire from Intuit at the end of the calendar year. Santora will remain in his current role until then. “Coming off multiple great years, Greg has decided that it’s a good time for him to make a change,” said Bennett. “The board and I are pleased that he has agreed to remain in his current role, continuing to provide his strong leadership and experience and ensure a seamless transition. We’ve begun a search for his successor and Greg will participate in the search process. I want to personally thank Greg for his financial guidance, wisdom, leadership, and, above all, integrity that have helped Intuit become a successful and growing company.”

Power Point Presentation and Conference Call

     A PowerPoint presentation accompanying the Intuit earnings conference call and a live audio Web-cast of the call is available at www.intuit.com/company/investors and will remain available for one week. The conference call number is 800-615-5585 (706-679-0331 from international locations). No reservation or access code is needed. Those planning to listen to the conference call should download the PowerPoint file before the call begins. A replay of the call will be available for one week by calling 800-642-1687 (706-645-9291 for international locations). The reservation number is 4996436.

Cautions about Forward Looking Statements

This press release includes forward-looking statements about future financial results and other events that have not yet occurred, including predictions about the company’s proposed acquisition of Blue Ocean Software, Inc. and the company’s expected results for fiscal 2003. Statements with words like “expect,” “anticipate” or “believe,” and statements in the future tense, are forward-looking statements. Actual results may differ materially from the company’s expressed expectations because of risks and uncertainties about the future. The company will not update the information in this press release if any forward-looking statement later turns out to be inaccurate. Risks and uncertainties that may affect future results and performance include, but are not limited to, those described below. More details about these and other risks are included in the company’s fiscal 2001 Form 10-K and other SEC filings, and at www.intuit.com/company/investors/considerations.html.

Risks and uncertainties affecting the proposed acquisition of Blue Ocean Software, Inc. include the following:

•	The closing of the transaction is subject to standard closing conditions, including but not limited to various regulatory approvals.

•	The anticipated benefits of Blue Ocean Software, Inc.’s products and services to Intuit (including but not limited to the expected financial impact for fiscal 2003) will depend on a number of variables, including our ability to retain personnel, our ability to acquire and retain customers, and particularly the rate at which potential customers are willing to replace manual paper-based approaches or proprietary legacy systems; and the company’s ability to offer quality products at competitive prices.

•	If the acquisition is completed, integrating Blue Ocean Software, Inc. and Intuit will create challenges for Intuit’s operational, financial and management information systems. If the integration poses greater than anticipated challenges and risks, the acquisition could have a negative impact on Intuit’s operating results.

Risks and uncertainties affecting the company’s fiscal 2003 financial guidance provided in this press release include the following:

•	If for any reason the acquisition of Blue Ocean Software, Inc. is not completed, Intuit may not realize the guidance levels provided in this press release. Furthermore, even if the acquisition is completed in a timely manner, there are a number of risks and uncertainties that may affect Intuit’s ability to achieve the guidance levels, including those described below.

•	The company’s revenue and earnings are highly seasonal, which causes significant quarterly fluctuations in its revenue and net income.

•	Acquisition-related charges can substantially reduce the company’s net income, and cause significant fluctuations in net income. Under the new Financial Accounting Standards Board guidelines relating to accounting for goodwill, the company’s acquisition-related charges may be less predictable in any given reporting period, as the company could incur les frequent, but larger, impairment charges related to goodwill.

•	Integrating acquired businesses creates challenges for the company’s operational, financial and management information systems, as well as for its product development processes. If the company is unable to adequately address these and other issues presented by growth through acquisitions, the company may not fully realize the intended benefits (including financial benefits) of its acquisitions.

•	It is too early to ensure that the company’s “Right for My Business” strategy will generate substantial and sustained revenue growth in the small business accounting and business management segments.

•	The company faces competitive pressures in all of its businesses, and particularly in its consumer tax preparation software and services business. This can have a negative impact on the company’s revenue, profitability and market position. In particular, if federal and /or state government agencies are ultimately successful in their efforts to provide tax preparation and filing services to consumers, it could have a significant negative impact on the company’s financial results in future years.

•	The company does not expect that the revenue and profit growth rates experienced by its payroll business during the past two years will be sustainable long-term, either on a year-over-year basis or on a sequential quarter basis.

•	The company relies heavily on third-party vendors in connection with its primary retail desktop software product launches and replenishing product in the retail channel after the primary launch. If a vendor fails to perform, it could have severe negative consequences for the company’s software businesses.

•	If the company fails to maintain reliable and responsive service levels for its electronic tax offerings, it could lose revenue and customers.

•	The company faces risks relating to customer privacy and security and increasing governmental regulation, which could hinder the growth of its businesses.

•	Despite the company’s efforts to adequately staff and equip its customer service and technical support operations, it cannot always respond promptly to customer requests for assistance.

•	Actual product returns may exceed the company’s product return reserves, particularly for the company’s tax preparation software.

•	A continuation of the recent general decline in economic conditions could lead to significantly reduced demand for the company’s products and services.

•	The company’s business operations depend on the efficient and uninterrupted operation of a large number of computer and communications hardware and software systems, which are vulnerable to damage or interruption form electrical power interruptions, telecommunications failures, earthquakes, fires, floods, terrorist activities and their aftermath, and other similar events. Any significant interruptions in the company’s ability to conduct its business operations would reduce its revenue and operating income.

###

Intuit, the Intuit logo, Quicken, QuickBooks, Quicken Loans and TurboTax, among others, are registered trademarks and/or registered service marks of Intuit Inc. in the United States and other countries. Quicken.com, among others, is a trademark and/or service mark of Intuit Inc. or one of its subsidiaries, in the United States and other countries. Other parties’ trademarks or service marks are the property of their respective owners and should be treated as such.

Table A
INTUIT INC.
GAAP CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	July 31,		July 31,

	2001	2002	2001	2002

Net revenue:
Products	$97,406	$131,875	$834,190	$1,001,782
Services	38,748	51,681	240,381	293,405
Other	14,164	13,603	73,834	63,161

Total net revenue	150,318	197,159	1,148,405	1,358,348
Costs and expenses:
Cost of revenue:
Products, services and other	54,730	56,702	279,305	296,830
Amortization of purchased software and other	3,729	1,981	14,949	12,423
Customer service and technical support	32,193	38,327	145,522	173,080
Selling and marketing	44,495	62,907	235,256	278,826
Research and development	50,917	49,992	203,739	203,522
General and administrative	23,454	27,394	95,704	110,441
Charge for purchased research and development	—	2,151	238	2,151
Charge for vacant facilities	—	—	—	13,237
Acquisition-related charges	42,869	40,886	248,179	181,616
Loss on impairment of long-lived asset	—	—	—	27,000

Total costs and expenses	252,387	280,340	1,222,892	1,299,126

Income (loss) from continuing operations	(102,069)	(83,181)	(74,487)	59,222
Interest and other income and expense, net	11,368	8,440	57,303	32,944
Losses on marketable securities and other investments, net	(10,746)	(6,269)	(98,053)	(15,535)
Gains (losses) on divestitures	(16,954)	—	(15,315)	8,308

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(118,401)	(81,010)	(130,552)	84,939
Income tax benefit (provision) (i)	45,459	15,235	12,473	(15,179)

Income (loss) from continuing operations before cumulative effect of accounting change	(72,942)	(65,775)	(118,079)	69,760

Discontinued operations, net of income taxes (vii):
Net income from Quicken Loans discontinued operations	11,653	10,713	20,972	47,100
Gain on disposal of Quicken Loans discontinued operations	—	23,300	—	23,300

Net income from discontinued operations	11,653	34,013	20,972	70,400

Cumulative effect of accounting change, net of income taxes of $9,543	—	—	14,314	—

Net income (loss)	$(61,289)	$(31,762)	$(82,793)	$140,160

Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)	$(0.31)	$(0.57)	$0.33
Net income per share from discontinued operations	0.06	0.16	0.10	0.33
Cumulative effect of accounting change per share	—	—	0.07	—

Basic net income (loss) per share	$(0.29)	$(0.15)	$(0.40)	$0.66

Shares used in basic per share amounts	209,800	212,003	207,959	211,794

Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)	$(0.31)	$(0.57)	$0.32
Net income per share from discontinued operations	0.06	0.16	0.10	0.32
Cumulative effect of accounting change per share	—	—	0.07	—

Diluted net income (loss) per share	$(0.29)	$(0.15)	$(0.40)	$0.64

Shares used in diluted per share amounts	209,800	212,003	207,959	217,897

Table B1
INTUIT INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (ii)-(vii)
(In thousands, except per share data)
(unaudited)

	Three Months Ended			Three Months Ended
	July 31, 2001			July 31, 2002

		Pro Forma			Pro Forma
	GAAP	Adjmts	Pro Forma	GAAP	Adjmts	Pro Forma

Net revenue:
Products	$97,406	$—	$97,406	$131,875	$—	$131,875
Services	38,748	—	38,748	51,681	—	51,681
Other	14,164	—	14,164	13,603	—	13,603

Total net revenue	150,318	—	150,318	197,159	—	197,159
Costs and expenses:
Cost of revenue:
Products, services and other	54,730	—	54,730	56,702	—	56,702
Amortization of purchased software and other	3,729	(3,729)	—	1,981	(1,981)	—
Customer service and technical support	32,193	—	32,193	38,327	—	38,327
Selling and marketing	44,495	—	44,495	62,907	—	62,907
Research and development	50,917	—	50,917	49,992	—	49,992
General and administrative	23,454	—	23,454	27,394	—	27,394
Charge for purchased research and development	—	—	—	2,151	(2,151)	—
Charge for vacant facilities	—	—	—	—	—	—
Acquisition-related charges	42,869	(42,869)	—	40,886	(40,886)	—
Loss on impairment of long-lived asset	—	—	—	—	—	—

Total costs and expenses	252,387	(46,598)	205,789	280,340	(45,018)	235,322

Income (loss) from continuing operations	(102,069)	46,598	(55,471)	(83,181)	45,018	(38,163)
Interest and other income and expense, net	11,368	—	11,368	8,440	—	8,440
Gains (losses) on marketable securities and other investments, net	(10,746)	10,746	—	(6,269)	6,269	—
Gains (losses) on divestitures	(16,954)	16,954	—	—	—	—

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(118,401)	74,298	(44,103)	(81,010)	51,287	(29,723)
Income tax benefit (provision)	45,459	(30,464)	14,995	15,235	(5,426)	9,809

Income (loss) from continuing operations before cumulative effect of accounting change	(72,942)	43,834	(29,108)	(65,775)	45,861	(19,914)

Discontinued operations, net of income taxes:
Net income (loss) from Quicken Loans discontinued operations	11,653	(11,653)	—	10,713	(10,713)	—
Gain (loss) on disposal of Quicken Loans discontinued operations	—	—	—	23,300	(23,300)	—

Net income (loss) from discontinued operations	11,653	(11,653)	—	34,013	(34,013)	—

Cumulative effect of accounting change, net of income taxes	—	—	—	—	—	—

Net income (loss)	$(61,289)	$32,181	$(29,108)	$(31,762)	$11,848	$(19,914)

Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)		$(0.14)	$(0.31)		$(0.09)
Net income per share from discontinued operations	0.06		—	0.16		—
Cumulative effect of accounting change per share	—		—	—		—

Basic net income (loss) per share	$(0.29)		$(0.14)	$(0.15)		$(0.09)

Shares used in basic per share amounts	209,800		209,800	212,003		212,003

Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.35)		$(0.14)	$(0.31)		$(0.09)
Net income per share from discontinued operations	0.06		—	0.16		—
Cumulative effect of accounting change per share	—		—	—		—

Diluted net income (loss) per share	$(0.29)		$(0.14)	$(0.15)		$(0.09)

Shares used in diluted per share amounts	209,800		209,800	212,003		212,003

The pro forma information above is not prepared in accordance with generally accepted accounting principles (“GAAP”). It is presented for informational purposes only, to give investors an alternative method of assessing the results of the company’s core operating businesses. See Notes ii through vii for details. This pro forma information should not be considered a substitute for the GAAP financial information. The company’s pro forma information is presented using the same consistent standards from quarter to quarter and year to year. Because there are no industry standards for presenting pro forma results, the method Intuit uses may differ from the methods used by other companies.

Table B2
INTUIT INC.
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (ii)-(vii)
(In thousands, except per share data)
(unaudited)

	Twelve Months Ended			Twelve Months Ended
	July 31, 2001			July 31, 2002

		Pro Forma			Pro Forma
	GAAP	Adjmts	Pro Forma	GAAP	Adjmts	Pro Forma

Net revenue:
Products	$834,190	$—	$834,190	$1,001,782	$—	$1,001,782
Services	240,381	—	240,381	293,405	—	293,405
Other	73,834	—	73,834	63,161	—	63,161

Total net revenue	1,148,405	—	1,148,405	1,358,348	—	1,358,348
Costs and expenses:
Cost of revenue:
Products, services and other	279,305	—	279,305	296,830	—	296,830
Amortization of purchased software and other	14,949	(14,949)	—	12,423	(12,423)	—
Customer service and technical support	145,522	—	145,522	173,080	—	173,080
Selling and marketing	235,256	—	235,256	278,826	—	278,826
Research and development	203,739	—	203,739	203,522	—	203,522
General and administrative	95,704	—	95,704	110,441	—	110,441
Charge for purchased research and development	238	(238)	—	2,151	(2,151)	—
Charge for vacant facilities	—	—	—	13,237	—	13,237
Acquisition-related charges	248,179	(248,179)	—	181,616	(181,616)	—
Loss on impairment of long-lived asset	—	—	—	27,000	(27,000)	—

Total costs and expenses	1,222,892	(263,366)	959,526	1,299,126	(223,190)	1,075,936

Income (loss) from continuing operations	(74,487)	263,366	188,879	59,222	223,190	282,412
Interest and other income and expense, net	57,303	—	57,303	32,944	—	32,944
Gains (losses) on marketable securities and other investments, net	(98,053)	98,053	—	(15,535)	15,535	—
Gains (losses) on divestitures	(15,315)	15,315	—	8,308	(8,308)	—

Income (loss) from continuing operations before income taxes and cumulative effect of accounting change	(130,552)	376,734	246,182	84,939	230,417	315,356
Income tax benefit (provision)	12,473	(96,175)	(83,702)	(15,179)	(88,888)	(104,067)

Income (loss) from continuing operations before cumulative effect of accounting change	(118,079)	280,559	162,480	69,760	141,529	211,289

Discontinued operations, net of income taxes:
Net income (loss) from Quicken Loans discontinued operations	20,972	(20,972)	—	47,100	(47,100)	—
Gain (loss) on disposal of Quicken Loans discontinued operations	—	—	—	23,300	(23,300)	—

Net income (loss) from discontinued operations	20,972	(20,972)	—	70,400	(70,400)	—

Cumulative effect of accounting change, net of income taxes	14,314	(14,314)	—	—	—	—

Net income (loss)	$(82,793)	$245,273	$162,480	$140,160	$71,129	$211,289

Basic net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.57)		$0.78	$0.33		$1.00
Net income per share from discontinued operations	0.10		—	0.33		—
Cumulative effect of accounting change per share	0.07		—	—		—

Basic net income (loss) per share	$(0.40)		$0.78	$0.66		$1.00

Shares used in basic per share amounts	207,959		207,959	211,794		211,794

Diluted net income (loss) per share from continuing operations before cumulative effect of accounting change	$(0.57)		$0.75	$0.32		$0.97
Net income per share from discontinued operations	0.10		—	0.32		—
Cumulative effect of accounting change per share	0.07		—	—		—

Diluted net income (loss) per share	$(0.40)		$0.75	$0.64		$0.97

Shares used in diluted per share amounts	207,959		215,355	217,897		217,897

The pro forma information above is not prepared in accordance with generally accepted accounting principles (“GAAP”). It is presented for informational purposes only, to give investors an alternative method of assessing the results of the company’s core operating businesses. See Notes ii through vii for details. This pro forma information should not be considered a substitute for the GAAP financial information. The company’s pro forma information is presented using the same consistent standards from quarter to quarter and year to year. Because there are no industry standards for presenting pro forma results, the method Intuit uses may differ from the methods used by other companies.

Notes to Tables A, B1 and B2:

i.	There is a difference in the effective tax rate for each of these periods, primarily due to the tax benefit related to divestitures that became available in the second quarter of fiscal 2002.

ii.	Tables B1 and B2 reconcile the differences between the GAAP statements of operations and the pro forma statements of operations for the three and twelve months ended July 31, 2002 and July 31, 2001. Pro forma operating income excludes certain cost and expense line items that are in the GAAP statement of operations. For example, for the line item “acquisition-related charges,” the number in the GAAP column is subtracted out of the pro forma column in calculating pro forma operating income. Eliminating cost or expense items increases pro forma results compared to GAAP results. Pro forma net income starts with pro forma operating income and then excludes certain non-operating gains and losses that are in the GAAP statement of operations. For example, for the line item “gains (losses) on marketable securities and other investments, net” the number in the GAAP column is taken out of the pro forma column in calculating pro forma net income. Eliminating loss line items increases pro forma net income compared to GAAP net income. Eliminating gain line items decreases pro forma net income compared to GAAP net income.

iii.	Acquisition-related charges include amortization of goodwill and intangibles as well as impairment charges. For the three and twelve months ended July 31, 2001, amortization was $41.2 million and $169.5 million. The company also recorded impairment charges of $1.7 million for its Hutchison acquisition for the three and twelve months ended July 31, 2001 and $51.0 million and $26.0 million for its VFSC and SecureTax acquisitions for the twelve months ended July 31, 2001. For the three and twelve months ended July 31, 2002, goodwill and intangibles amortization were $40.9 million and $159.6 million. The company also recorded impairment charges of $17.4 million for its Internet-based advertising revenue business and $4.6 million for its Boston Light subsidiary for the twelve months ended July 31, 2002. Amortization relating to the Lacerte Software Corporation and Computing Resources, Inc. acquisitions constituted approximately 40% and 20% of amortization costs for all periods presented.

iv.	Loss on impairment of long-lived asset reflects the write off of an asset the company received when it divested its Quicken Bill Manager business.

v.	Gains and losses on marketable securities and other investments, net include realized and unrealized gains and losses, as well as losses recognized for other-than-temporary declines in the value of these assets. For the twelve months ended July 31, 2001 the company recorded losses for other-than-temporary declines in value of $68.8 million for marketable securities and other investments and $40.0 million for declines in the value of trading securities. For the three and twelve months ended July 31, 2002, the company recorded losses of $6.2 million and $9.5 million for other-than-temporary declines in the value of other investments.

vi.	We recorded a pretax loss of $16.9 million for the divestiture of our Quicken Bill Manager business in the three and twelve months ended July 31, 2001 and a pretax gain of $1.6 million for the divestiture of our Quicken Insurance business in the twelve months ended July 31, 2001. In the twelve months ended July 31, 2002, we recorded a pretax gain of $8.3 million on termination of an interactive services agreement that was related to our Quicken Bill Manager business.

vii.	On July 31, 2002, we sold our Quicken Loans mortgage business to Rock Acquisition Corporation. We accounted for the sale as discontinued operations and, accordingly, the operating results of Quicken Loans have been segregated from continuing operations on the statement of operations for the three and twelve months ended July 31, 2001 and 2002. Income taxes netted against net income from discontinued operations amounted to $6.7 million and $6.0 million for the three months ended July 31, 2001 and 2002 and $12.2 million and $26.5 million for the twelve months then ended. The tax benefit related to the $23.3 million gain on the transaction was not recorded because its realization is not assured.

Table C
INTUIT INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(unaudited)

	July 31,	July 31,
	2001	2002

ASSETS
Current assets:
Cash and cash equivalents	$94,301	$435,087
Short-term investments	1,119,305	815,342
Marketable securities	85,307	16,791
Customer deposits	205,254	300,409
Accounts receivable, net	26,778	56,467
Deferred income taxes	73,742	67,799
Prepaid expenses and other current assets	31,640	50,729
Amounts due from discontinued operations entities	355,222	252,869
Net current assets of discontinued operations	57,208	—

Total current assets	2,048,757	1,995,493
Property and equipment, net	174,659	181,758
Goodwill and intangibles, net	415,135	554,422
Long-term deferred income taxes	145,905	176,553
Long-term investments	24,107	6,765
Other assets	41,359	48,035
Net assets of discontinued operations	12,351	—

Total assets	$2,862,273	$2,963,026

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$62,994	$76,669
Payroll service obligations	205,067	300,381
Deferred revenue	137,041	159,758
Income taxes payable	82,486	442
Short-term note payable	38,672	17,926
Other current liabilities	162,537	177,601

Total current liabilities	688,797	732,777
Long-term obligations	12,150	14,610
Stockholders’ equity	2,161,326	2,215,639

Total liabilities and stockholders’ equity	$2,862,273	$2,963,026

Note:	On July 31, 2002 we sold our Quicken Loans mortgage business and accounted for the sale as discontinued operations. Quicken Loans balance sheet amounts at July 31, 2001 have therefore been reclassified. Other assets at July 31, 2002 include a $23.3 million note from Rock Acquisition Corporation, the purchaser of the Quicken Loans business.